Exhibit 99.1

Human Tumor-Based Identification of Immune Checkpoint Targets

Thomas McQuade, Yanyan Wang, Lei Wang, Najmia Amirina, Sri Vadde, Hareesh Chamarthi, Daniel Doty, Sheila Ranganath, Cokey Nguyen, Jennifer Watkins-Yoon
Enumeral Biomedical Holdings, Inc., 200 CambridgePark Drive Suite 2000, Cambridge, MA 02140

Abstract

Recent advances in immune checkpoint (IC) blockade also highlight the need to develop novel IC drug combinations. It remains challenging to determine which IC should be targeted in a particular indication. Enumeral uses an innovative approach to identify relevant ICs for which blockade could restore immune cell function. We use our proprietary single cell technology to assess the tumor microenvironment of human tissues and to elucidate the appropriate IC to antagonize on tumor infiltrating lymphocytes. In parallel, monoclonal antibodies are generated and validated in vitro and ex-vivo. We tested combinations of monoclonal antibodies against ICs at the single cell level in tumor samples for reversal of immune cell exhaustion. Several anti-PD-1 and anti-TIM-3 lead candidates have been characterized in preparation for clinical studies using this strategy.



Figure 1. (A) Enumeral Target Discovery and (B) Antibody Discovery Platforms Overview

(A) Analysis of tumor infiltrated lymphocytes (TILs) IC expression at the single cell level from human tumor biopsy using Enumeral microengraving technology. Each single cell is profiled for surface marker expression, cytokine secretion, and submitted for NGS. (B) After target identification, immunized animals are screened using Enumeral microengraving. After retrieval of antibody-secreting cells, heavy and light chains are recovered by single cell RT-PCR. Cloned antibodies are tested for binding, and characterized biochemically and functionally.



Figure 2. Profiling of Colorectal Cancer Tumor at the Single Cell Level

Tumor was dissociated and TILs were stimulated with anti-CD28 and sub-optimal anti-CD3 for 48 hours. (A) Microscopy analysis at the single cell level using Enumeral microdevice (gated on live cells). TILs were stained with a live cells marker, anti-TIM-3, anti-PD-1, anti-CD4, and anti-CD8 and imaged on a NIKON Ti-E. (B) Secretion analysis of single cell TILs (TNF-a, IFN-?, and IL-17A) using Enumeral microengraving technology.



Figure 3. PD-1 and TIM-3 Diversities using Enumeral Antibody Discovery Platform

CDR3-based maximum-likelihood phylograms of heavy chain sequences from anti-PD-1 (A) and anti-TIM-3 (B) recovered antibody-secreting cells.


246A10
388D4
EH12.2H7
244C8
413E1
392C5
413D2
OD(450 nm)
Antibody Concentration (µg/mL)

Figure 4. Anti-PD-1 Lead Candidates with Different Epitope Specificity

For each PD-1 clade, lead candidates were selected to be humanized as hIgG4. Selected leads have different epitope specificity as determined by peptide mapping (data not shown).



Figure 5. Hit Validation of TIM-3 Screening

After sequencing, cloned anti-TIM-3 antibodies are expressed and supernatants are tested for binding to rhTIM-3. This diagram represents the hit validation for one TIM-3 screen. After engineering, we typically have a hit rate ranging from 60% to 80%.



Figure 6. In Vitro Blockade with Enumeral anti-PD-1 Antibodies Restore T cell Immunity

(A) Enumeral anti-PD-1 lead candidates were tested for differential T cell activation in response to PD-1 blockade in vitro. CD4 and CD8 were used as T cell markers. T cell activation was assessed as inferred by secretion of the effector cytokines such as interferon gamma (IFN?) or tumor necrosis factor-alpha (TNFα). Top 2 leads were humanized and tested in a CMV antigen-recall assay (B) and a mixed lymphocyte reaction after 6 days (C,D).

Conclusion

Using our single cell profiling platform, we identified immune checkpoints that could be targeted to restore anti-tumor immunity. We generated anti-human PD-1 and TIM-3 antibodies using Enumeral's antibody discovery platform. Enumeral anti-PD-1 antibodies are undergoing testing in animal models for anti-tumor activity. Interestingly, both leads 388D4 and 244C8 have different mechanisms of action. Enumeral anti-TIM-3 antibodies are now tested in vitro and are undergoing further studies in combination with anti-PD-1. We believe that co-blockade of TIM-3 and PD-1 could have a potent anti-tumor effect in humans.

ENUMERAL

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